United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 20, 2003
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant's telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release issued by Applied Signal Technology, Inc. on May 20, 2003
99.2 Transcript of conference call held on May 20, 2003

Item 9: Regulation FD Disclosure (Item 12, Disclosure of Results of Operations and Financial Condition)

The information contained in this Item 9 is being furnished pursuant to “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

On May 20, 2003, Applied Signal Technology, Inc. issued a press release regarding its financial results for the second quarter of fiscal 2003 ended May 2, 2003. A copy of the press release is attached hereto as Exhibit 99.1. On May 20, 2003, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the second quarter of fiscal 2003. A copy of the transcript of the registrant's conference call on May 20, 2003 is attached as Exhibit 99.2.

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: May 20, 2003	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on May 20, 2003
99.2	Transcript of conference call held on May 20, 2003

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on May 20, 2003

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

Applied Signal Technology, Inc.
Announces Second Quarter Operating Results

Sunnyvale, CA. May 20, 2003 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the second quarter of fiscal year 2003 ended May 2, 2003.

Revenues for the second quarter of fiscal year 2003 were $22,081,000, representing a 19% increase compared with revenues of $18,584,000 recorded during the second quarter of fiscal year 2002. Revenues for the first six months of fiscal year 2003 were $40,259,000, up 16% from revenues of $34,815,000 recorded during the first six months of fiscal year 2002. The increase in revenues recorded during the second quarter and the first six months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is due to increased revenues generated by the Company's engineering development programs. The revenues generated by these programs were primarily a result of the new orders received during the third and fourth quarters of fiscal year 2002.

Net income for the second quarter of fiscal year 2003 was $2,227,000 or $0.21 per diluted share, an increase of 71% when compared to the second quarter of fiscal year 2002 net income of $1,301,000 or $0.13 per diluted share. Net income for the first six months of fiscal year 2003 was $4,012,000 or $0.38 per diluted share, an increase of 34% when compared to net income of $2,992,000 or $0.30 per diluted share for the first six months of fiscal year 2002. The increase in net income for the second quarter and the first six months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is primarily due to the growth in revenues.

New orders received during the second quarter of fiscal year 2003 were $19,479,000, up 13% compared to orders received during the second quarter of fiscal year 2002 of $17,219,000. Order levels for the first six months of fiscal year 2003 were $31,523,000, up 4% when compared to the $30,381,000 reported for the same period of fiscal year 2002. The increase in new orders during the second quarter and the first six months of fiscal year 2003, when compared to the same periods of fiscal year 2002, is due to what the Company believes to be the typical fluctuations experienced in the U.S. Government procurement process.

Regarding the second quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “The growth we are experiencing is heavily weighted towards engineering development programs and is expected to remain that way for the remainder of fiscal 2003. This requires additional technical staff and we are in an aggressive hiring mode. Fortunately, with the current state of the economy, we are able to meet our hiring needs at this time."

"In some cases, this bias towards engineering development programs will result in subsequent year production orders. I believe the current marketplace requirements are indicative of a re-focusing on intelligence gathering by the U.S. Government which should bode well for our Company into the foreseeable future."

Mr. Yancey went on to say; "I am very pleased with the 34% increase in net income for the first six months compared to fiscal 2002 and I am even more encouraged by the 119% increase in operating income over the same periods. I believe this continues to show that the Company has returned to a healthy, growing state."

The Company will host a conference call on May 20, 2003 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 20, 2003 at 5:00 p.m. EST/2:00 p.m. PST. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links' Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company's website at www.appsig.com.

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIODS ENDING MAY 2, 2003 AND MAY 3, 2002 (Unaudited) (in thousands except per share data)
	Three Months Ended		Six Months Ended
	May 2, 2003 -----------	May 3, 2002 -----------	May 2, 2003 -----------	May 3, 2002 -----------
Revenues from contracts	$ 22,081	$ 18,584	$ 40,259	$ 34,815
Operating expenses:
Contract costs	13,856	11,662	25,412	21,421
Research and development	1,900	2,537	3,601	4,454
General and administrative	3,805 --------	4,173 --------	6,726 --------	6,873 --------
Total operating expenses	19,561 --------	18,372 --------	35,739 --------	32,748 --------
Operating income	2,520	212	4,520	2,067
Interest income/(expense), net	100 --------	45 --------	200 --------	69 --------
Income before provision (benefit) for income taxes	2,620	257	4,720	2,136
Provision (benefit) for income taxes	393 --------	(1,044) --------	708 --------	(856) --------
Net income	$ 2,227 ========	$ 1,301 ========	$ 4,012 ========	$ 2,992 ========
Net income per share - basic	$ 0.22	$ 0.13	$ 0.39	$ 0.31
Average shares - basic	10,062	9,797	10,262	9,764
Net income per share - diluted	$ 0.21	$ 0.13	$ 0.38	$ 0.30
Average shares - diluted	10,400	9,964	10,527	9,927

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	May 2, 2003 (unaudited) -----------	October 31, 2002 -----------
ASSETS
Current assets:
Cash and cash equivalents	$8,330	$12,217
Short term investments	24,890	12,710
Accounts receivable	20,594	24,627
Inventory	9,549	7,259
Prepaids and other current assets	2,691 --------	2,083 --------
Total current assets	66,054	58,896
Property and equipment, at cost	58,534	57,446
Accumulated depreciation and amortization	(45,235) --------	(42,932) --------
Net property and equipment	13,299	14,514
Other assets	528 --------	414 --------
Total assets	$79,881 ========	$73,824 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$7,193	$6,701
Other accrued liabilities	2,821 --------	2,004 --------
Total current liabilities	10,014	8,705
Other liabilities	204	146
Shareholders' equity	69,663 --------	64,973 --------
Total liabilities and shareholders' equity	$79,881 ========	$73,824 ========

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties. Statements as to the Company's continued growth throughout the year and into the foreseeable future; the future spending by the U.S. Government on intelligence gathering; the Company's belief that the fluctuations in the U.S. Government procurement process are typical; the Company's plans for the future, including the steps it may take and the programs it will emphasize; the Company's beliefs concerning marketplace opportunities for its products and services; and beliefs concerning contractual opportunities for orders are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; the Company's ability to maintain profitability; and other risks detailed from time to time in the Company's SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2002.

Exhibit 99.2
Transcript of conference call held on May 20, 2003

Applied Signal Technology (APSG)
Q2 2003 Financial Release Conference Call
 Tuesday, May 20, 2003, 5:00 pm

Disclaimer: The information contained herein is the Fair Disclosure Financial Network Inc. (FDfn) textual representation of the applicable Issuer’s conference call. There may be material errors, omissions or inaccuracies in our reporting of the conference call described below. This transcript has not been reviewed or endorsed by the Issuer and this FDfn transcript is derived from audio sources over which Fair Disclosure Financial Network, Inc. has no control. Words and/or phrases that cannot be transcribed accurately are so indicated in the transcript. The audio conference call should be considered the ultimate source of this content. FDfn makes no representations with respect to and shall not be deemed to be rendering investment advice.

THE OPERATOR

Good afternoon, ladies and gentlemen, and welcome to the Applied Signal Technology second-quarter 2003 earnings conference call. (CALLER INSTRUCTIONS). As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology. Thank you. Mr. Yancey, you may begin.

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MR. GARY YANCEY

I would like to welcome everybody this afternoon. I have with me Jim Doyle, our Chief Financial Officer, and per our normal format, I will let Jim start the call with some overview of the financials, even though I think everybody has probably seen the release. He will hit some of the highlights, and then turn it back to me, and I will say a couple of things, and we will go ahead and open it up for questions.

So with that, I will turn it over to Jim.

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MR. JAMES DOYLE

Thanks, Gary. Good afternoon, everyone, and thanks for joining us this afternoon. What I would like to do is provide a brief overview of the financial results and then review the income statement and conclude with a brief review of the balance sheet.

Let me first start, however, with our Safe Harbor statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the company’s recent 10-Q’s and 10 K.

I will begin with the financial overview. We are very pleased with our second-quarter results and our performance through the first six months of fiscal year 2003. Revenues for the second quarter grew 19 percent, when compared to revenues generated during the second quarter of fiscal 2002. Revenues for the first six months of fiscal 2003 were up approximately 16 percent, when compared to the first six months of fiscal year 2002. It was primarily this increase in revenues that contributed to the significant growth in our operating income. Operating income increased significantly from approximately 212,000 in the second quarter of fiscal 2002 to over 2.5 million in the second quarter of fiscal 2003. The operating income recognize for the first six months of fiscal 2003 also increased significantly from about 2.1 million in fiscal 2002 to over 4.5 million in fiscal 2003. New orders for the second quarter of fiscal 2003 were up 13 percent, when compared to the second quarter of fiscal 2002. New orders for the first six months of fiscal 2003 were up 4 percent, when compared to the same period of fiscal 2002. We believe that this increase in orders is mainly due to the typical fluctuations experienced in the U.S. government procurement process. The company is currently pursuing many opportunities that should result in new orders. These opportunities, once awarded, should contribute to continued revenue growth in fiscal 2003. We continue to believe that there is a renewed interest in signal intelligence spending by the U.S. Government to respond to the threat of increased terrorist activities and the war against terrorism. It is our belief that our company is well-positioned to benefit from this spending.

I would like to now turn your attention to the income statement. The revenue increase for both the second quarter and the first six months of fiscal 2003 was due to increased revenues generated by our engineering development programs. The revenues generated by these programs were primarily the result of the new orders received during the third and fourth quarters of fiscal 2002. Contract costs, as a percentage of revenues for the second quarter and the first six months of fiscal 2003, were 62.8 percent and 63.1 percent, respectively. This compares to contract costs for the second quarter and the first six months of fiscal 2002 of 62.8 percent and 61.5 percent, respectively. This increase in contract costs year over year is due primarily to more engineering labor required to satisfy our contractual commitments. R&D spending, as a percentage of revenues for the second quarter and for the first six months of fiscal 2003, was 8.6 percent and 8.9 percent, respectively. This is consistent with our planned R&D spending through the first half of this fiscal year. G&A expenses, as a percentage of revenue for the second quarter and the first six months, were 17.2 percent and 16.7 percent, respectively. The result of the increased revenues and the spending activity combined to produce a very nice improvement in operating income for the second quarter and year to date. The increase in interest income for the second quarter and the first six months of fiscal 2003 is primarily due to higher cash and short-term investment balances, when compared to the same period in fiscal 2002. The provision for taxes for fiscal 2003 is estimated at 15 percent. The reduction to taxes in the second quarter of fiscal 2002 was the result of a tax law change that occurred during that quarter, which allowed the company to recover a larger tax refund than previously calculated at the end of fiscal 2001. As a result of all that, net income for the second quarter and first six months of fiscal 2003 was approximately 10 percent of revenues.

Finally, I would like to conclude with a brief review of the balance sheet. The good news is that it continues to improve, and it remains very strong. Cash and short-term investments increased approximately $8.3 million year to date, for a total combined balance of approximately 33.2 million. Accounts receivable totaled 20.6 million. Included in accounts receivable are billed receivables of about 11.6 million and unbilled of about $9 million. Inventory is up in the second quarter, when compared to the end of fiscal 2002, mainly because we are building products in anticipation of certain product orders. As far as liabilities, there continues to be no debt on the balance sheet, which provides the company with significant liquidity and strong financial flexibility.

With that, I would like to turn it back over to Gary, and we’ll proceed from there.

_____________________________________________

MR. GARY YANCEY

Thank you, Jim. Just a couple of comments. Some may be a little redundant to Jim’s. We do believe that we are finally starting to see the effects of what I would like to refer to as a refocusing within the U.S. Government at the administration level, as well as congressional levels toward the importance of intelligence gathering. The orders are still a bit slow to come, but we’re definitely seeing the momentum in order flow pick up, and we’re seeing the attention being paid to actually having to fulfill signal intelligence gathering requirements. A lot of the opportunities that we’re seeing look to be multi-year opportunities—bigger programs with longevity, which also should bode well for the company. And we’re still getting indications that we have good opportunities for diversification, more due to the homeland defense initiatives, if you like—border patrol, things of that nature. As we all know, that is still taking time to shake out, in terms of really what their role is going to be, how much signal intelligence gathering is going to play into the role. But all the indications show that these can be opportunities out into the future years.

One other thing that will be of note over the years to come, I think, is that you will see us in a bit more of a second-tier supplier mode. You will see more of our revenues coming from subcontracts—large subcontracts, but subcontracts with some of the big primes. We are finding that we’re getting a lot more opportunities for some of the major intelligence gathering programs, as second-tier suppliers to these primes.

So these are all just some of the observations that are made at this time, and obviously, we think speak positively for the company. And so with that, then, perhaps we could open it up to questions.

_____________________________________________

THE OPERATOR

(CALLER INSTRUCTIONS). Tyson Halsey, Halsey Advisory & Management.

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THE CALLER

You said that momentum is picking up, and for owners of your stock, particularly since 9/11, I have sort of wondered why we have not seen even more momentum and I was wondering whether you could give us an idea of what you expect out of the intelligence community, in terms of likely revenue growth industrywide, as opposed to maybe specific to Applied. I don’t think you’d be so inclined to give us some guidance there, but if you could perhaps address that?

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MR. GARY YANCEY

Well, industrywide, all I could do, Tyson, would be to fall back on what the projections are for defense budget growth, which is on the order of mid-teens—15 percent per year for the next couple-three years are what is being talked about. Obviously, each budget year has to be passed individually. To replenish a lot of the expendables for the war will cause plus-ups right now that need to be discounted on a going-forward basis. But we’re looking at overall defense spending on the order of mid-teens percent increase per year is being talked about. I always try to steer people to the fact that it is a gargantuan budget compared to a $100 million company, and therefore, I don’t believe you can look at what the budget is going to do and draw a lot of conclusions of what our opportunities could be. I tend to keep coming back to—and I realize I have said this many times, but I come back to the fact that when our government is focused on the importance of intelligence and the fact that we need to do an adequate, cost-effective job of providing intelligence—and in our case, obviously, from signal intelligence—then a company like ours, and ours in particular, can and we have shown in the past can grow quite well in an environment where even the budget isn’t necessarily being expanded that much.

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THE CALLER

So expenditures in intelligence could be, let’s say, more in the 25 percent range, do you think?

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MR. GARY YANCEY

No, I don’t know think that the budget will grow at that.

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THE CALLER

No, not the budget in general; I mean intelligence.

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MR. GARY YANCEY

I don’t even think the intelligence portion of the budget would grow at those rates. I just feel that when the concentration comes back to really providing intelligence solutions, if you like, intelligence-gathering solutions, that our company has shown that we can be a leader of the pack, in terms of growth, in that kind of an environment.

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THE CALLER

I believe that you guys will be. With regard to the subcontracts, what kind of margins do you expect to be getting out of that business?

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MR. GARY YANCEY

They are pretty much the same kinds of margins that we can get on any of the government contracts, as well. We are pretty well governed by the exact type regulations, federal acquisition regulations, whether we are a subcontractor or whether we are a prime contractor. It’s a flow-through—a flow-down, if you like—from the prime contracts. So if we have a contract with Harris Corporation, they have to flow down all the federal acquisition regulations that they have to abide by to us, as well, which does limit your margins. And I think in times past, we have indicated that is on the order of a 36 percent gross margin for engineering development jobs and like a 42 percent gross margin for production jobs.

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THE CALLER

Can you tell me how many employees you have now, how many you have hired in the last quarter and how many you are advertising for?

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MR. GARY YANCEY

We are advertising for 40 more positions. We have hired about 30 to date, and we are right around 400 employees.

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THE OPERATOR

Tim Jasara, Kennedy Capital.

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THE CALLER

With respect to the tax rate for your fiscal year 2003, would 15 percent be the proper rate to use for the rest of the fiscal year?

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MR. JAMES DOYLE

We believe it is, Tim. We’ve reviewed our results with our audit committee, and with our independent auditors, Ernst & Young, and we talked about that. We believe that 15 percent is the appropriate tax rate, yes.

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THE CALLER

With respect to operating margins for the balance of the year, I know they have improved dramatically, your operating margins pretax, the last two quarters. We have talked about the strategy of not having to spend as much on R&D or your SG&A numbers being a little bit lower as a percent of sales. Would we expect that to continue for the balance of this fiscal year?

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MR. JAMES DOYLE

That’s what we anticipate, Tim. We anticipate that we have been growing back into our cost structure, and that our plan is to hold the cost structure in line and not grow that. Where the hiring is coming from is primarily—well, it’s all engineering. And so those folks will contribute to the growth in revenue, but from the cost side, we anticipate holding that in line with where we are through the first half of the year.

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THE CALLER

And one other question. With respect to cash flow for the six months, was there anything unusual there? Or can we sort of expect that cash flow to be maintained in the next two quarters of this fiscal year, as well?

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MR. JAMES DOYLE

Well, a couple of things that happened in the first six months—we finished the fourth quarter of 2002 very strong. We billed a significant amount of money in the fourth quarter. We collected a lot of that in the end of the first quarter, beginning in the second quarter of fiscal '03. So that contributes to the growth in cash. On a going forward basis, I don’t anticipate that it is going to be that favorable. We have a dividend payment that we just made, and we have another dividend payment to make during this fiscal year. So I can’t see it being as strong as it was through the first six months, but we do anticipate cash to continue to grow here over the next six months.

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THE OPERATOR

Steve Gish, Ross Capital partners.

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THE CALLER

Revenue – can you speak to concentration of revenue, how many customers, what percentage of that estimated was sole source? Then, you had mentioned opportunities for subcontract work. In the current quarter, was any of the billings from subcontracts, or was it all direct?

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MR. GARY YANCEY

Let’s see. I guess where I would start with the multi-point question would be to address how much was sole source. I think that in the 90 percent right now?

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MR. JAMES DOYLE

As you know, Steve, we reported last year that 90 percent of our revenues were generated from sole-source contracts. We did win a couple of programs at the end of last fiscal year, two fairly good-size programs, and those are contributing to the revenue generation for the first six months. I don’t have that data available as to what the revenue generated on a sole-source basis would be. But my guess would be that it is probably in the 80 percent range. 80 percent of the revenue was generated from contracts that were awarded on a sole-source basis. But that’s only a guess. Like I said, I don’t have the data available.

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MR. GARY YANCEY

What was the --

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THE CALLER

Concentration of revenue. During the quarter, you had—I don’t think you put out any press releases in terms of contract wins, but you had bookings of 19.5 million. So were these orders trickling in one by one, and then was that concentrated in just a few customers?

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MR. GARY YANCEY

They were trickling in. It was sometimes two by one, but they were still trickling in. And they weren’t any large awards, which is why we did not do any press releases on the orders; it was some somewhat of a steady order flow, might be the way to say it, throughout the quarter, so it just wasn’t anything that got obvious as we should have done a release. Definitely, the same amount of diversification that we had. I don’t see a concentration. I’m trying to kind of rapidly go through for some of these orders. We even had an order from the Immigration and Naturalization Service, which was a first for this company. So I actually would tend to say we’re still seeing some diversification in the orders that are coming in, even at the time.

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THE CALLER

And in terms of the quarter, was there any type of back-end loaded—was there increased bookings or billings in April? And then, can you report the backlog figure?

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MR. JAMES DOYLE

Sure. Let me start with the backlog figure. The backlog figure at the end of the second quarter was approximately $33.2 million. Were there any back-end loaded—I can’t think of any, no.

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THE CALLER

And do you recall what the backlog was a year ago?

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MR. JAMES DOYLE

Yes. At the end of Q2 '02, it was 26.6 million. So we are about 25 percent—our backlog is about 25 percent ahead of where it was a year ago.

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THE OPERATOR

(CALLER INSTRUCTIONS). Trey Snow, BB&T Capital Markets.

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THE CALLER

From time to time, you have talked about specific contracts and industry opportunities. Is there anything you can update us on, sort of the roadshow type opportunities that you guys have? Is anything moving along faster or slower than you had projected? Are you seeing any more visibility on additional stuff outside of the realm of what you have spoken about so far?

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MR. GARY YANCEY

Things are little bit slower, with respect to some of the bookings that we thought would have come in, frankly, this quarter, on some of the ones we have talked about on the roadshow. In one of the larger programs that we have referred to, there have actually been some partial bookings, part of the reason we had kind of a linear increase in bookings throughout the quarter. And we are in negotiations as we speak for a major booking on that program, and actually had anticipated it could have happened last quarter. So a little bit of the slip from things that we may have said on the roadshow on that one. The military programs—we had one large one there. And again, as we speak, the proposal is being presented in orals this week, and we anticipate a contract award within a month on that. So we are kind of on track on most all of the ones that I can think of that we talked about on the roadshow that are the bigger contributors, which is what we will talk about. In terms of the opportunities, nothing has changed on the opportunities, with the exception of probably one additional clandestine opportunity that—we are actually starting to get actively involved with a big prime in the early stages of a—sometimes we like to refer to this as a funded proposal; it will actually be a funded study that will run off a couple of major contractors—major prime contractors, of which we will be a team made of one—against each other, in terms of more or less the proposal. And then, usually, a source selection will be made at the end of that study. So that is one more. It also is a multi-year type program, so that would be one more to be added into the list, so to speak, for the roadshow.

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THE CALLER

And are these delays—is it from the customer reworking their requirements? Did Iraq have anything to do with it? Or is it just the squirrelly nature of the customers?

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MR. GARY YANCEY

I would vote for the latter. But actually, it’s not much—I definitely would not blame it on the Iraqi war, no. I think the effects of, firstly, the Afghanistan conflict—I think that did have effects on what people believed was going to happen in signal intelligence investments right after 9/11; that I do believe. I am not convinced that our industry saw an impact of the Iraqi war—maybe in ever so slight a way. Most of the time, it is not a lot of rework requirements; it’s almost the squirrelly nature—or bureaucracy might be a more kind way of saying it. It just seems like the special major awards. It just never seems like something moves to the left, it seems like it always moves to the right.

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THE CALLER

And I’m sorry if I missed part of the intro, but could you tell us what your engineering and production split was for the quarter—revenue?

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MR. JAMES DOYLE

This is through the first six months of the year. The revenue generated by our operations division was approximately 18 percent --

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MR. GARY YANCEY

Which would be production.

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MR. JAMES DOYLE

-- which would be production. And then 82 percent of the $40 million was generated by our engineering development programs.

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THE CALLER

And given the great performances in the quarter, do you think you could give us an idea of what your targets will be for the full year?

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MR. GARY YANCEY

We are comfortable with what the analysts are saying. You could contact one of those analysts and see what they are saying.

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THE CALLER

I happen to have one sitting right here.

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THE OPERATOR

Tim Jasara.

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THE CALLER

Last year, your last six months of your fiscal year was a strong quarter, in part due to the Fed fiscal year. Are you going to see that sort of seasonality due to budgets having to be spent before the end of the Fed fiscal year?

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MR. GARY YANCEY

We anticipate that, Tim. Yes, we figure that we will have a strong order flow in the third and fourth quarters of this fiscal year. We have got a lot of proposal activity going right now, a lot of things that are in negotiations. And so, yes, we anticipate that strong third and fourth quarter.

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THE OPERATOR

Gentlemen, there are no further questions at this time. Do you have any closing comments?

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COMPANY REPRESENTATIVE

No. I guess I would just like to thank everybody for attending the conference, and then that would be it. We will close.

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THE OPERATOR

That concludes today’s conference. Thank you for your participation.

(CONFERENCE CALL CONCLUDED)

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